Exhibit 99.2

ProQuest Company

Fourth Quarter 2004 Earnings Conference Call

February 24, 2005

Operator

At this time, I would like to welcome everyone to the ProQuest Company Fourth Quarter and Year-End Conference Call.

(OPERATOR INSTRUCTIONS.)

Mr. Trinske, you may begin your conference.

Mark Trinske - ProQuest Company - VP of Investor Relations

Good afternoon, everyone. Welcome to ProQuest Company’s Fourth Quarter and Full-Year 2004 Conference Call. This is Mark Trinske, VP of Investor Relations for ProQuest.

I hope everyone has had a chance to review our fourth quarter financial results, complete with detailed financial tables, which were released at 4:00 Eastern Time today. Copies of our results are now widely available on financial sites throughout the internet.

The earnings release, a broadcast of today’s call, and the transcript of today’s conference call will also be available on our corporate website, which is proquestcompany.com.

We’ll be making statements today that are forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995. There are risks associated with these statements that could cause our performance to differ materially from the statements made today. You can find a discussion of these risks and business trends in company documents on file with the SEC.

Our financial results are presented in accordance with generally accepted accounting principles, or GAAP. We do include non-GAAP figures in our news releases and other communications to provide additional information to investors regarding our financial and business trends. Reconciliations of these figures to GAAP amounts are included in our news releases, our filings with the SEC, and on our corporate website.

I’d like to call your attention to the fact that the results of the Powersports DMS business that we sold in June of 2004 has been excluded from all 2003 amounts for equivalent comparisons. Unless noted otherwise, all amounts referenced today are for continuing operations.

On today’s call, we will bring you information about our fourth quarter and year-end financial results, and a preview of our 2005 business strategy. We hope that these added levels of transparency serve to illuminate our business strategy, operational execution, and financial results, and aid you in a greater understanding of ProQuest Company,

On today’s conference call, Kevin Gregory, our SVP and CFO, will start with a review of ProQuest Company’s overall financial results for the fourth quarter and for the year. Then, he will talk about the performance of our two business units and key product lines within each unit. Kevin will then share his thoughts about 2005’s outlook.

Following Kevin’s remarks, our Chairman and CEO, Alan Aldworth, will comment on the quarter and year, our new acquisition of Voyager Expanded Learning, and will preview our 2005 business strategy.

After Alan has completed his remarks, we’ll open up the call to answer any questions you may have.

Now, I’ll turn the call over to Kevin Gregory. Kevin?

Kevin G. Gregory - ProQuest Company - SVP and CFO

Thanks, Mark. Welcome everyone.

I’m pleased to announce that ProQuest ended 2004 with a strong fourth quarter. We had revenue growth of 5%, earnings growth of 23%, and free cash flow of $50.4 million. Let’s review the fourth quarter results by business unit.

Revenue in Information and Learning increased 7%. The improvements in library budgets we saw last quarter are continuing. State tax receipts are growing and university endowments had their best returns in more than five years.

We’re seeing strong demand for our electronic published products, which increased 28%. This growth was driven by Genealogy products, Arts and Literature products, and Historical Newspapers products. We expect this momentum in public products to continue in 2005.

Revenue from our General Reference products declined $1.6 million for the quarter. K-12 Library products were the primary reason for this decline.

During the fourth quarter, we did see some positive indicators. Annual renewals for K-12 products were strong. And pricing appears to be stabilizing. As a result, during 2005, we expect revenue from General Reference products to decline less than it did in 2004. For 2005, revenue form these products should decline $3 million to $4 million.

Revenue from Traditional products decreased $1.4 million for the quarter. During the fourth quarter, we completed the 2005 microfilm renewal cycle. As anticipated, unit declines were partially offset by price increases. As a result, we believe that microfilm revenue for 2005 will decline at approximately the same rate it did in 2004.

For the fourth quarter, Business Solutions generated revenue of $46 million, growth of 3%. This was primarily driven by performance management products, which grew 12% in the fourth quarter.

As you know, historically, the fourth quarter has been our strongest; 2004 was no different. We had a 23% increase in net earnings from continuing operations. These earnings were driven by strong revenue growth and reduced operating expenses.

Free cash flow for 2004 was $41.9 million, an increase of $4.7 million over the prior year. Full-year capex decreased by $4 million over the prior year to 14% of sales. Continuing to reduce capex as a % of sales is a priority for us. We anticipate that capex will be 10% to 12% of revenue in 2005.

At the end of the year, our debt was $155 million. Strong free cash flow generation allowed us to reduce our debt by $36.3 million from the prior year.

On January 31st, we finalized the Voyager acquisition. We issued $175 million of private placement notes. These notes had an effective interest rate of approximately 5.5%, and mature in January 2015.

We also replaced our existing bank agreement. This new $275 million credit facility has a variable interest rate and expires in 2010. Including this additional debt, our debt to EBITDA ratio is less than 2.5 times, an investment grade ratio. The combination of ProQuest’s existing strong cash flow and additional cash generated by Voyager will allow us to manage this increased debt load.

Let me talk to you a little about our 2005 outlook. We’re entering 2005 with momentum. Library budgets are improving, renewals are good, and we’ve acquired a great new capability in Voyager. For the year, we expect revenue of between $590 and $610 million, EPS of $2.20 to $2.40, and a free cash flow conversion rate of 85% to 100% of net earnings.

For 2005, we expect that the business, excluding Voyager, should have a revenue growth of 3%. Both Information and Learning and Bushiness Solutions will have revenue growth in this same range.

Voyager revenue for 2004 was approximately $93 million, better than the $85 million to $90 million we had expected. For 2005, we expect Voyager’s revenue growth to be approximately 20%. This growth will be driven by an increase in the number of students using our reading intervention products and continued high renewal rates of better than 90%.

For the reasons I’ve just mentioned, we are confident in our revenue range of $590 to $610 million. Including Voyager, we expect EPS for 2005 of $2.20 to $2.40. Voyager should contribute EPS of $0.30 to $0.40, driven by EBIT margins of approximately 30%. These EBIT margins include amortization of intangible assets of $10 to $11 million.

During 2005, we’re also undertaking three initiatives that will affect our earnings. First, we are now granting some restricted shares to middle management as a part of their long-term compensation and incentives. Although our guidance does not include the impact of expensing options, it does include the expensing of these restricted shares.

Second, we have undertaken co-sourcing initiatives with IBM. We will incur transition costs throughout 2005 as a result of these initiatives. It’s important to note that these co-sourcing initiatives should generate savings in the range of $2 to $4 million per year when fully implemented.

And finally, we are consolidating our offices in Ann Arbor and will incur associated costs. We expect this consolidation to generate annual savings of approximately $1 to $2 million a year starting in 2006.

Let’s talk a moment about the seasonality of the business. As you know, ProQuest’s revenues, earnings and cash flow follow a seasonal pattern. Our growth is strongest in the second half of the year. Voyager’s revenue, earnings and cash flow follow the same seasonal pattern. Therefore, we expect a significant portion of our growth to be generated in the third and fourth quarters.

While we are confident that Voyager will add $0.30 to $0.40 in EPS in 2005, the acquisition will be dilutive in the first quarter. For the first quarter, we expect revenue growth of 8% to 12%, and EPS of $0.20 to $0.30.

In summary, we’re entering 2005 with Library budgets improving, solid renewals, and added growth from Voyager’s products.

Now, I’ll turn the call over to Alan.

Alan Aldworth - ProQuest Company - Chairman, President and CEO

Thanks, Kevin. Well, as you can tell from Kevin’s remarks, we’re entering 2005 with accelerating momentum. We’re enjoying revenue growth, customer growth, new product introductions, and a robust new K-12 platform.

We wrapped up 2004 with an improved fourth quarter in a market environment that is steadily improving. While budget challenges still exist in some parts of the country, the mood and enthusiasm of librarians and our own sales reps at the American Library Association Mid-Winter Conference last month was very high.

We’re continuing to execute on the initiatives that are accelerating our revenue growth. Specifically, we’re increasing the revenue contribution of the Electronic Published products, as well as other content related solutions for our customers. We’re creating this rapidly growing platform for the K-12 business and adding new product capabilities for our customers at Business Solutions.

We made progress on each of these in the fourth quarter of 2004. And in 2005, we’ll focus on continuing to execute. Let me give you some examples of each of these.

First, we’re increasing the contribution of Electronic Publishing and other content related solutions. ProQuest is the market leader in providing access to a broad, deep collection of newspaper content. We expanded Historical Newspapers in the fourth quarter with the addition of the Atlanta Constitution and the Boston Globe archives. We also completed the digitization of nearly a century of both the Los Angeles Times and the Chicago Tribune. The complete archives of these newspapers will be finished this year.

Another addition to our Newspaper products is Latin American Newsstand, as demand for Spanish language information has grown significantly in all types of libraries. Latin American Newsstand will contain full-text content from 30 newspapers and magazines, as well as wire services from 12 Latin American countries.

We’re also signing new customers to our Electronic Products. We had more than 170 new subscribers to Historical Newspapers in the fourth quarter. And our new sales of our K-12 Historical Newspaper products grew more than 85%.

As you know, we are a global company and we made several significant international sales in the fourth quarter, including a seven-figure sale of our top academic electronic published products to a consortium of German universities. We also made a sale of digital dissertation databases to Canadian universities. Those were both very significant sales for us in the fourth quarter.

At the same time, we’re increasing the contribution of electronic content, leveraging the content aspects of Information and Learning into new products, new markets, and targeted solutions for customers. We recently introduced a new product called Central Search that is helping libraries solve some of their problems. It helps them manage their digital content assets. Central Search allows users to search databases from multiple sources, and even the internet, from a single easy to use interface.

The second initiative we talked about is building our K-12 business. And as you know, in January we closed the acquisition of Voyager Expanded Learning. Voyager is the next step in the K-12 strategy that we’ve been developing over the last couple of years. This began in 2002 with the acquisitions of Bigchalk, and then continued in 2003 and 2004 with the acquisitions of SIRS, Reading A-Z, and CultureGrams.

The current mandate for accountability in K-12 education makes this the right time to expand in this market. Voyager’s proven products provide us with access to a significant new revenue stream as funding for these proven educational solutions increases. We’ve got plans to further develop Voyager’s offerings into a total research-based K-12 curriculum solution. These steps include expanding the Reading Intervention program all the way to 8th grade; introducing our new Math Intervention product, which will come out this year; growing the Teacher Professional Development business that’s called Voyager University; and integrating some of our best content resources at ProQuest into these Voyager programs and products.

ProQuest provides educational solutions from early literacy all the way to Ph.D.s publishing their dissertations, and at every point in between.

And our third initiative is adding new product capabilities for automotive customers at Business Solutions. We began this process a few years ago with the introduction of our Digital Performance Management products.

And recently, we’ve broadened our portfolio with the acquisition of Syncata Corporation. Syncata helps automotive companies improve performance and profitability. Their technology capabilities and products are very complementary to the types of solutions we offer our customers, the automotive OEMs and dealers.

And while we add new product capabilities for existing customers, our automotive client base is still growing. For example, in the fourth quarter we signed an agreement with Toyota Motor Corporation Australia. We’ll publish an electronics parts catalog that includes Toyota and Lexus vehicle data for Australian dealers. We’re excited about this important step in our relationship with Toyota Worldwide.

In the fourth quarter, we further expanded our relationship with General Motors by providing development and maintenance services for General Motors ACDelco dealers and warehouse distributors. And over in our Outdoor Power group, we added Husqvarna and Kawasaki to the extensive list of OEMs we serve.

So in summary, ProQuest Company is entering 2005 with momentum and an increasing contribution from growing electronic products, a robust K-12 platform, and new capabilities in the automotive business. So, we’ve laid the foundation for growth in 2005 and beyond.

Now operator, we’d like to open the call up for questions.

TRANSCRIPT

Editor

(OPERATOR INSTRUCTIONS.) Mark Marostica.

Mark Marostica - Piper Jaffray & Co. - Analyst

First question was related to the growth organically in the quarter on the I&L division. Could you give us some insight there?

Kevin G. Gregory - ProQuest Company - SVP and CFO

Yes, of the 7% growth, there was approximately 2% to 3% was from acquisitions. The rest was organic. About 4% organic.

Mark Marostica - Piper Jaffray & Co. - Analyst

Okay, that’s good. And switching gears to Voyager, what was the growth rate for fiscal ’04 for Voyager? I know it wasn’t a part of the business, obviously, but what did it grow in ’04?

Kevin G. Gregory - ProQuest Company - SVP and CFO

We are still—as you may know, the Voyager was a fiscal year. We’re still calendarizing it, but the growth was approximately 60%.

Mark Marostica - Piper Jaffray & Co. - Analyst

Sixty? 6-0?

Kevin G. Gregory - ProQuest Company - SVP and CFO

6-0.

Mark Marostica - Piper Jaffray & Co. — Analyst

Wow. And that’s all organic, correct?

Kevin G. Gregory - ProQuest Company - SVP and CFO

Correct.

Mark Marostica - Piper Jaffray & Co. - Analyst

And could you comment, as you look at the trend line throughout the calendar year of ’04, how that growth rate looked? Was it more back-end loaded or did it—?

Alan Aldworth - ProQuest Company - Chairman, President and CEO

Yes.

Mark Marostica - Piper Jaffray & Co. - Analyst

More back-end loaded? And I mean growth rate, not quantity of revenue. Just looking at the rate of growth in Q1, 2, 3 and 4.

Alan Aldworth - ProQuest Company - Chairman, President and CEO

Rate of growth was high throughout the year, but clearly, the revenue growth in dollars was greatest in the second and third quarters. Fourth quarter was pretty good, too, but it clearly [unintelligible] throughout the year.

Mark Marostica - Piper Jaffray & Co. - Analyst

Got it. And is there any specific reason why the growth rate for Voyager revenue was much higher in the latter two quarters?

Kevin G. Gregory - ProQuest Company - SVP and CFO

It really follows the cycle of their product. Basically, in the summertime or the second quarter, you see growth associated with their summer school products. The third quarter and the fourth quarter are generated by the sale of the Passport and the ULS product. So basically, it mirrors the school year, the start of the school year.

Mark Marostica - Piper Jaffray & Co. - Analyst

Okay. And lastly then I’ll turn it over, what were your [back file] sales I the quarter and, along with that, could you remind us what they were in the fourth quarter of fiscal ’03? Thank you.

Kevin G. Gregory - ProQuest Company - SVP and CFO

Yes. [Back file] sales were—.

Alan Aldworth - ProQuest Company - Chairman, President and CEO

You want to take another question, Kevin, and get back to that one in a second?

Mark Marostica - Piper Jaffray & Co. - Analyst

You know, I have one other question, then, and that’s your guidance—.

Alan Aldworth - ProQuest Company - Chairman, President and CEO

Look up the last one while you’re—.

Kevin G. Gregory - ProQuest Company - SVP and CFO

Just to answer your question, the [back file] sales were about 200,000 better in the fourth quarter of ’04, about 5.3 versus about 5.1.

Mark Marostica - Piper Jaffray & Co. - Analyst

Okay. And then the one follow on here. It was related to your guidance for Q1. A fairly wide range of I believe $0.20 to $0.30. Could you give us a sense for what’s driving the bottom end of the range and what could drive the top end of the range?

Kevin G. Gregory - ProQuest Company — SVP and CFO

Clearly, we are in the process of integrating Voyager. We just closed that acquisition. There are some costs associated with that. To the extent those costs are greater, those could drive to the bottom end. The top end, obviously, could be overachievement of some of the revenue targets that we have.

Operator

Brandon Dobell.

Brandon Dobell - Credit Suisse First Boston — Analyst

A couple of questions. As you guys look out to ’05, and Kevin, in the context of what you talked about with some of the expectations for General Reference and those products being down next year, but less than they were down this year, maybe you could give us a sense of kind of what assumptions you’re making in the other parts of the business in terms of growth on Historical Newspapers, on the Published Products. Where you see the strength there. What gives you the confidence in kind of seeing that growth rate continue into ’05?

And then kind of a similar question to what Mark just asked. Is the guidance on the bottom line for ’05, in the $0.20 range, is that mostly Voyager or can you kind of talk about what else might drive some of that variance between $2.20 and $2.40?

Kevin G. Gregory - ProQuest Company — SVP and CFO

I guess to take your second question first, the $2.20 to $2.40. Clearly, the majority of that is Voyager. We also talked about on the call three initiatives that we’re undertaking, primarily co-sourcing with IBM. Obviously, the restricted shares and the consolidation of facilities. Those could have some impact on the lower end as well.

Alan Aldworth - ProQuest Company — Chairman, President and CEO

Depending on the timing.

Brandon Dobell - Credit Suisse First Boston — Analyst

Right. Okay. And actually, if we can go in that direction for a second. The co-sourcing agreement with IBM, maybe give us a little more color on what you guys are doing there and what you see being the advantage to doing that versus going it alone.

Alan Aldworth - ProQuest Company — Chairman, President and CEO

The co-sourcing is in our Systems and Product Development, so we’ll have a base level of capability within the company and clearly still manage the project and spec out the projects. But, by co-sourcing, we’ll be able to tap into a higher level of competency in terms of the technical competency, as well as flex resources. So, rather than carrying all that overhead, we can ramp up or ramp down as necessary. And then lastly, take advantage of—to the extent that the actual jobs are offshore, take advantage of that fee cost differential there.

We’ll continue to have a blend of resources. We’ll have employees in multiple countries and co-sourcing arrangements with multiple vendors, including IBM, Wipro and others. With the Syncata acquisition, we actually acquired a development operation in New Delhi. So, we’ve really got the best of all worlds in that we’ve got employee resources in different parts of the world, the U.S., Europe, India, as well as these co-sourcing arrangements. [Unintelligible] the lowest cost of flexible operation that will give us the highest quality.

Brandon Dobell - Credit Suisse First Boston - Analyst

Got it. Okay. And then on the ’05 guidance, what you said about those couple units being down, that implies pretty good growth in the rest of the I&L business. Want to get a better sense of how you guys come to those assumptions and how we should think about it.

Kevin G. Gregory - ProQuest Company - SVP and CFO

I think that, related to the Published Products, I believe that it will gravitate toward probably a longer-term range of 15% to 20% growth. And that’s really being driven by the same factors that drove it this year. Obviously, Historical Newspapers, we’re going to have a couple of new newspapers out there, the LA Times and Chicago Tribune. In addition to that, the Digital Vaults initiative that we’ve undertaken. The products that we’ve developed are still selling very well. And some of the other products that I talked about on the call, Genealogy has been very successful for us. Those are the products that are going to drive, like I said, that 15% to 20% growth.

Alan Aldworth - ProQuest Company - Chairman, President and CEO

We’re also selling into an improving market, Brandon, and these categories grew very nicely over the last couple of years in a very difficult market. So, the improving market conditions give us confidence that the growth rates can continue.

Kevin G. Gregory - ProQuest Company - SVP and CFO

Yes. I think it’s important to note, and I think we’ve said this before, but I think it’s worth repeating. We are clearly seeing pockets of goodness in terms of library budgets. It’s clearly not wholesale across the spectrum, but there are clearly libraries, states and institutions out there that are stepping to the plate and making acquisitions. Again, it’s not wholesale, but it definitely is a factor weighing in our favor going into 2005.

Brandon Dobell - Credit Suisse First Boston - Analyst

Okay, then one follow up on that, Kevin. Is there any kind of difference in the types of libraries? Is it libraries of the public, is it the urban areas or anything? Is there any kind of trends you see there or is it really just very, very varied, depending on what state you’re in?

Kevin G. Gregory - ProQuest Company - SVP and CFO

It is very varied, depending on the state you’re in, depending on the funding of the institution. There seems to be endowment money coming in to some of the larger academic research libraries, which is helping to fund some of these acquisitions. Some states are actually showing improvement. Offhand, I know that Minnesota is showing some signs of improvement in their budget. So, it is really, like you said, very varied.

Alan Aldworth - ProQuest Company - Chairman, President and CEO

The libraries that are probably enjoying the most growth are our largest customers, the large academic research libraries and doctoral institutions.

Operator

Howard Block.

Derek Johnston Analyst, Banc of America Securities

Good afternoon. It’s [Derek] here. A question on the acquired revenue in the quarter. That would’ve only been Serials Solutions and Copley Publishing, right? Am I missing anybody else?

Kevin G. Gregory - ProQuest Company - SVP and CFO

Reading A-Z. But, those were the primary ones, yes.

Alan Aldworth - ProQuest Company - Chairman, President and CEO

Copley would’ve been very small, [Derek]. It would’ve been primarily Serials Solutions and then Reading A-Z to a lesser extent.

Derek Johnston - Analyst, Banc of America Securities

Okay. Got you. You still have very impressive growth in Published Products, even stripping the Serial Solutions in the quarter. Are you able to discern how much of that growth is cannibalization of traditional products or now when your librarians are up for a renewal on a microfilm, are they still maintaining that microfilm? Or are you seeing more and more just canceling it switching completely to electronic?

Alan Aldworth - ProQuest Company - Chairman, President and CEO

It’s not cannibalization of microfilm across the board. The two specific categories were, there’s probably some correlation would be in dissertations, our digital dissertations are growing rapidly. And that’s at the expense largely of declines in microfilm dissertations. The good news is that the electronic is growing faster than the microfilm that is declining.

The other category would be in Newspapers Microfilm. Some of the decline in Newspaper Microfilm revenue is probably related to the growth in Electronic Newspapers. And I’m not sure I could give you specific dollars on that. It would be taking a guess, but clearly the declines in microfilm are partially a result of the shift to electronic, particularly budget related. In other words, a library cutting back multiple subscriptions of a newspaper to one or two. And then partially a clear, secular move, particularly in the category of periodicals or serials. The professional journals on microfilm has been declining, and that’s a result of those being more digital. So, it’s more of a distance remediation than a shift within ProQuest to our digital products.

Derek Johnston - Analyst, Banc of America Securities

Okay, great. That’s very helpful. And the Business Solutions EBIT margin, that, if I’m correct, shows some significant improvement. To what is that attributable in the quarter? Some of this is in the NXC platform?

Kevin G. Gregory - ProQuest Company - SVP and CFO

I think it’s a combination of two things primarily. There is basically a situation where in ’03 there was some development work that was undertaken. We obviously didn’t have that same development work in the fourth quarter of ’04. In addition to that, it is the more profitable line, the NXC is much more profitable than our older paper-based systems. We have made the transition to the web-based product. So, that clearly has helped us from a margin perspective.

Derek Johnston - Analyst, Banc of America Securities

And in terms of the development work in ’03, are we going to see any of that sort of like an easy comparison in ’05? Did that go away in the fourth quarter of ’03?

Kevin G. Gregory - ProQuest Company - SVP and CFO

Yes. It was primarily the fourth quarter of ’03. There was very little development work, if you will, in ’04. Just normal ongoing development work.

Derek Johnston - Analyst, Banc of America Securities

Great. And then one other. On the gross margin erosion the last couple of quarters, if you can comment a little bit on that and then how should we be thinking about the I&L’s margin in ’05, kind of that non-Voyager piece, the core I&L margin.

Kevin G. Gregory - ProQuest Company - SVP and CFO

Yes, I think the way to look at the profit margins, it’s very difficult to look at them quarter by quarter because they do fluctuate depending on the product mix. When I think we went out and we started the year in ’04, we expected the gross profit margin in the range of 50% to 51%. That’s where we ended the year.

We expected that there would be some negative impact on the profit margin due to increasing royalties in I&L, increasing depreciation associated with the investments in product capital. So, we did expect there to be some dilution.

The expectation is that the impact of depreciation should be lessening to a certain extent in ’05. We will still have some royalty impact. Overall, I think you’re going to see somewhere in the range of a 100 basis point decline in the profit margin there.

Derek Johnston - Analyst, Banc of America Securities

That’s Voyager, of course. Overall gross margins.

Kevin G. Gregory - ProQuest Company - SVP and CFO

Excluding Voyager, correct.

Derek Johnston - Analyst, Banc of America Securities

And just one little question. The amortization for Voyager. I should be thinking of that in the SG&A line? Is that correct?

Kevin G. Gregory - ProQuest Company - SVP and CFO

That’s correct.

Operator

Richard Close.

Richard Close - Jefferies Group, Inc. - Analyst

Congratulations on a solid end to the year. Just a couple quick questions. Maybe if you could talk a little bit about the growth on the Published Products. How much of that was associated with the Historical Newspapers and the Genealogy? Maybe if you could sort of break out the 28% growth I think you stated.

Kevin G. Gregory - ProQuest Company - SVP and CFO

In terms of percentages, we have somewhat gone away from giving line item detail. It showed up as being used competitively against us, so we are somewhat hesitant to give specific breakouts now on some of the product lines. I will say that, if you look at the Published Products, the Digital Vault and Historic Newspapers are growing very nicely in the range of mid-20s.

Edissertations, as Alan mentioned, has been adding significant growth as well in the Published Products. And then, obviously, the Genealogy products that I mentioned and the Chadwyck-Healey. Those are the major growth areas. And those are all growing in the—we call it the 20+% range.

Richard Close - Jefferies Group, Inc. - Analyst

Okay. And then how long do you sort of—have you sort of looked out five years or so? Or how long can that grow at that—can those groups grow at that rate?

Kevin G. Gregory - ProQuest Company - SVP and CFO

Well, the Published Product group as a whole, as I said earlier, I think is going to gravitate towards the 15 to—let’s call it high-teens rate longer-term. And again, that’s going to be primarily driven by those product lines, and new product that we will develop as we move forward.

Richard Close - Jefferies Group, Inc. - Analyst

Okay. And then, Alan had mentioned something about the Atlanta Constitution. And there was another one, Boston Globe. How are those different, if at all, from like the Chicago Tribune and LA Times? Are you going back in history on those, or maybe explain to us—?

Alan Aldworth - ProQuest Company - Chairman, President and CEO

Yes. The two key differences with those newspapers versus the other that we’ve done are, one, we’re not incurring any costs to digitize. So we’re—it’s being subsidized by the publishers and they’ll have access to it for themselves and for their own consumer uses, and we’ll have the rights to the library market. So, there’s little if any capital costs that we’ll incur to create those.

The second key difference is we’re concentrating on the older years. I think it’s from their inceptions through around 1925. So primarily, the out of copyright years.

Richard Close - Jefferies Group, Inc. - Analyst

Okay. Now, is that—are those similar, the Atlanta and Boston Globe, similar to the deal that you signed with New York Times, I think in the third quarter? Or, is that different?

Alan Aldworth - ProQuest Company - Chairman, President and CEO

No, the time—well, the Boston Globe is a part of the New York Times Company, so we’ve got a very long-term, very pervasive agreement with the New York Times. The Boston Globe agreement was specifically for the out of copyright content. And again, I said it was all publisher funded. It was publisher and customer funded. So, we’ve worked out a different business model, which hopefully will be applicable to other regional newspapers where we can have the cost of the conversion paid for by libraries or the publisher, or somehow share the cost so that the business model works for these regional newspapers.

Richard Close - Jefferies Group, Inc. - Analyst

Okay. And then maybe on the K-12 side, you said it’s improving there, although I think in Classroom Products we saw flat, year-over-year growth, if I’m looking at that correctly. Maybe if you could give us some commentary in terms of what your expectations are on that division or group of products going into 2005. And maybe comment on, I guess, Xanedu specifically.

Alan Aldworth - ProQuest Company - Chairman, President and CEO

First, on the K-12 Classroom Products, and K-12 in general, excluding Voyager, we have been experiencing declines primarily in the General Reference and Bigchalk lines as we’ve gone through a wave of competition and having to reduce prices to hold on to customers, as well as discontinuing—we had grow-over in ’04 with Bigchalk because we discontinued a number of unprofitable products there. So, those grow-over issues are behind us so we believe the new business is growing nicely in the K-12 library arena. And in the K-12 classroom area, again we had some discontinued products. We’re passed that now and we will see very nice growth in that category in 2005.

Xanedu, we expect overall to grow around 15%. That’s continued. Very healthy in the electronic course packs, somewhat offset by flow or no-growth in the paper course packs.

Richard Close - Jefferies Group, Inc. - Analyst

Okay. And then I guess maybe a final question and I’ll turn it back over here. Is—you talked about $0.20 to $0.30 in earnings in the first quarter and prior to that you were saying seasonality. And a majority, I guess, is the earnings coming in the second half of the year. And I know you don’t give guidance two quarters out, but if we look at, I guess last year the second and third quarters were pretty sequentially even, I guess, or pretty even. Do you see much of a shift with Voyager now, where—is the third quarter going to be much larger than the second quarter?

Kevin G. Gregory - ProQuest Company - SVP and CFO

Yes. Our expectation is that, with Voyager, the third quarter will be larger. Clearly the largest quarter that we have.

Richard Close - Jefferies Group, Inc. - Analyst

So, are we looking at like a progression then? You know, most of your dilution is going to occur in the first quarter and then we show some slight improvement in the second quarter, and then obviously the third and fourth quarters much stronger?

Kevin G. Gregory - ProQuest Company - SVP and CFO

I know that trick. You’re trying to get us to give guidance a couple quarters out. That is the general trend I think we will see for the year.

Operator

[Jim Kitzinger].

Jim Kitzinger Analyst

Could you put some more color on the expenses that you’re going to incur, the restricted share expense, the IBM, and the consolidation? Can you put an absolute dollar amount or a range of dollars that it’s going to cost you in ’04?

Kevin G. Gregory - ProQuest Company - SVP and CFO

It’s $2 to $4 million.

Jim Kitzinger Analyst

$2 to $4 million in ’04 for a cost. Okay.

Kevin G. Gregory - ProQuest Company - SVP and CFO

No, I’m sorry. That’s in ’05.

Jim Kitzinger Analyst

I’m sorry, ’05. I misstated. And then, is there any more cost that we look at in ’06, or do they start swinging positive? How do you look at that?

Kevin G. Gregory - ProQuest Company - SVP and CFO

No, they will swing positive in ’06. Clearly, the building consolidation we hope will be complete and we should be seeing savings of $1 to $2 million a year. The co-sourcing with IBM we anticipate that, when fully implemented. I don’t believe it’ll be fully implemented for a full year ’06, but we should get lion’s share of the benefits, the annualized benefit, if you will, of $2 to $4 million.

Alan Aldworth - ProQuest Company - Chairman, President and CEO

And with respect to the restricted stock, Jim, that’s not an expense that will go away. Going forward, we will consider—we will have options expense when that pronouncement finally goes into effect, as well as using some restricted stock as a part of the long-term incentive program for the management level below the senior team that got the mega grant last year. So, it’s a combination of two. So, we’ll have some ongoing, long-term compensation expense for that group that will include some combination of options expense and restricted stock expense.

Jim Kitzinger Analyst

Yes. I guess the way for me to look at it then is, if I look at ’05 as say a $3 cost, I mean, that’s in a reduced—you know, reduce the earnings, the pre-tax number is like $3 million. And then I’ll put out the number that you’re going to have $4 million of cost saves in ’06. So, the delta is really four plus three, or seven. Is that how I should look at the delta between ’05 and ’06?

Kevin G. Gregory - ProQuest Company - SVP and CFO

Directionally, yes.

Jim Kitzinger Analyst

Okay. So I mean, how I’m looking at that is that the delta is the combination of the two, not just back to even, you know, to—.

Kevin G. Gregory - ProQuest Company - SVP and CFO

Correct. You have incremental costs in ’05. Those will go away. And in addition, we will have additional savings in ’06.

Alan Aldworth - ProQuest Company - Chairman, President and CEO

I think that might be a better ’07 delta though, Jim. I think in ’06 we’ll not quite be all the way there with the savings from the co-sourcing and from the new building.

Jim Kitzinger Analyst

Okay. I mean, Alan, I guess—I just wanted to make sure I was getting this right. So maybe the delta is $5 million or $6 million, whatever, but there’s a pretty significant delta from ’05 to ’06.

Alan Aldworth - ProQuest Company - Chairman, President and CEO

Yes, correct.

Jim Kitzinger Analyst

You threw out a capex number of 10% to 12%. That gets us to $60 to $70 million. How much of that capex is Voyager?

Kevin G. Gregory - ProQuest Company - SVP and CFO

We anticipate Voyager’s capex to be in the range of $5 to $7 million.

Jim Kitzinger Analyst

All right. I guess, you know, you’ve kind of—there are two questions really on Voyager. If it grew 60% last year, 20% seems to be kind of an abrupt slowdown, candidly. Because Alan, when you talked about the transaction, your confidence level that it could grow at 20% for a couple of years seemed very high. Can you band that a little bit for me, not just for ’05, but also for ’06? And how does the incremental payout work for the Voyager transaction? Where do they get—what’s the trigger point for them to start getting paid, and how do they get paid on the full 20?

Alan Aldworth - ProQuest Company - Chairman, President and CEO

Well, I would hope that the 20% growth is conservative. And I think you would want us to be conservative when we’ve acquired a new business and it’s growing rapidly. Clearly, there’s visibility to the extent that the renewal rates have been high, so you assume that the vast majority of the customers are going to renew at the same rate and growth is going to continue. But, let’s face it, a company that’s growing that rapidly, pegging exactly where it’s going to land is difficult. And so, I think we have been prudently conservative in giving the 20% growth guidance. And I don’t think I would try to slice it any further than that, that we’re anticipating a slowdown as much as being cautiously conservative.

I’m sorry, what was the second question, Jim?

Jim Kitzinger Analyst

The second question kind of is how do we look at ’06 on the same basis? But also, there’s a $20 million incremental payout—.

Alan Aldworth - ProQuest Company - Chairman, President and CEO

Yes, the $20 million payout—have we—I’m not sure we’re at liberty of disclosing that, except I would say that the growth rate necessary for that earn-out to kick in is substantially above the 20% growth.

Jim Kitzinger Analyst

If they grow 20%, what’s the payout?

Alan Aldworth - ProQuest Company - Chairman, President and CEO

Zero.

Jim Kitzinger Analyst

Pardon?

Alan Aldworth - ProQuest Company - Chairman, President and CEO

Zero.

Jim Kitzinger Analyst

Okay. I guess finally, then, what is D&A look like? If Voyager’s going to add $11 million of amortization next year, what does D&A in total kind of look like if capex is going to be 60 or 70?

Kevin G. Gregory - ProQuest Company - SVP and CFO

We anticipate that—and we are still working through the specifics of the valuation from Voyager. Again, we just closed a few weeks back, so we are still working through the specifics of times on some of the likes of the assets. But, the expectation is that somewhere in the $85 to $90 million range. I’m sorry, for amortization and depreciation.

Jim Kitzinger Analyst

Okay. And approximately $11 million of that is Voyager.

Kevin G. Gregory - ProQuest Company - SVP and CFO

Correct.

Jim Kitzinger Analyst

Okay. Kevin—.

Kevin

That’s the Voyager intangible assets. There’s also—.

Alan Aldworth - ProQuest Company - Chairman, President and CEO

Amortization of software and depreciation and—.

Kevin G. Gregory - ProQuest Company - SVP and CFO

Exactly. Which would probably be—.

Alan Aldworth - ProQuest Company - Chairman, President and CEO

Product amortization.

Kevin G. Gregory - ProQuest Company - SVP and CFO

Add $3 to $4 more million onto that for Voyager.

Jim Kitzinger Analyst

Okay, good. That’s kind of what I needed. So, you’re looking at say $15 all-in, relative to what the base business currently is.

Kevin G. Gregory - ProQuest Company - SVP and CFO

Correct.

Alan Aldworth - ProQuest Company - Chairman, President and CEO

Right.

Jim Kitzinger Analyst

Okay. As we go out to ’06 now, Alan, how do we begin to model the business on a go forward basis? You know, you have a more stabilized publishing base on the old business and a better library market. It sounds like the Business Solutions business is starting to act a little bit better here.

If we look at ’05 now as the base year, how would you look at revenue growth banded, you know, and then earnings or EBIT growth kind of banded for a 2 to 5 year kind of time line?

Alan Aldworth - ProQuest Company - Chairman, President and CEO

The long-term model that we’ve been talking about for a while, and it comes right out of our strategic plan, is organic revenue growth averaging 5% to 7%. And that would over an entire economic cycle. So, slower in the lean years. And then we’ve said we would anticipate revenue growth from Voyager in the 20% or so range for the sustainable future.

So, at this point, I would say there’s no new information that we would expect that to be true, and that in ’06 you could be looking at—or where we said now organic—you know, our long-term business model working, organic growth of 5% to 7%. Maybe some additional points of growth from tuck-in acquisitions. And then add on that Voyager, with growth at least 20%.

What we’ve said on the earnings line is that we would target earnings growth in the 10% to 13% range, I believe. That, over the long-term, should hold up for the base business. Voyager’s earnings will grow more rapidly, so the blended earnings for the Company for the foreseeable future, because of the Voyager acquisition, should exceed what we have articulated as our long-term business model.

And then finally, we’ve said we’re shooting for cash conversion rates of around 100%, where we’ve said—I think Kevin said in our guidance that we’re shooting for 85% to 100% in 2005. I would expect that by 2006 we should be firmly there at the 100%.

Jim Kitzinger Analyst

I guess—this is my last question. Given that D&A is going to be 85 to 95, and capex you’re talking about being banded and 60 to 70, I don’t understand why the cash conversion rate, actually in ’05, is not 100% or more. Can you—am I missing something here?

Kevin G. Gregory - ProQuest Company - SVP and CFO

I think the one thing that works against us is Voyager is growing rapidly, so that at the end of the year, if you assume that their DSO is around a quarter, at the end of the year, about a quarter of their revenue is going to be in accounts receivable. So, it does—a rapidly growing business that has a 90 day DSO is always going to have some working capital hung up on the balance sheet at year-end.

Jim Kitzinger Analyst

Okay. So I mean, that’s $30 million. And actually it’ll be higher than that because that’s a seasonal business a year from now.

Kevin G. Gregory - ProQuest Company - SVP and CFO

Exactly.

Operator

[John Cristiano].

John Cristiano Analyst

A few questions here. I’ll try to keep it brief. Amazingly, they haven’t all been asked.

If you could just talk about the margin compression in your General Reference and your microfilm businesses. And I understand competition probably still remains pretty tight there. You went through now another year of probably having to compete on price. And basically, is that compression starting to accelerate and what does it look like, I guess, going into ’05?

My next question is on the Performance Management Systems and Business Solutions. If you can just talk about where international versus domestic, certain regions of where that product is being picked up, if there’s any kind of pattern to that. And also, just talk about competition and pricing on the EPC profit. Thanks.

Alan Aldworth - ProQuest Company - Chairman, President and CEO

Let me start with the second question first. The performance metrics business is about two-thirds roughly Europe, there’s some Asia, but two-thirds Europe, one-third the U.S. currently. It started as a European business, and it’s been growing around the world. But, there’s clearly big growth opportunity in the U.S. market because the U.S. automotive market ought to be bigger than the European market. So, we expect that business to continue to grow at the double-digit kind of rates that it has been growing for quite some time.

Kevin, you want to take the first question?

Kevin G. Gregory - ProQuest Company - SVP and CFO

In terms of the margins, we do not give specific detail around margins. I will say that you are correct in the analysis that the declines in some of the traditional products has had an impact on the margins. Those are relatively profitable products for us.

But, we have done several things to maintain the profitability of them through process improvements, through working with providers, in India and elsewhere. And part of the IBM co-sourcing we anticipate is going to help us to maintain those margins, even in the face of declining revenue.

Alan Aldworth - ProQuest Company - Chairman, President and CEO

And the last question I think was on the competition and pricing in the EPC market. There has really not been a significant change on that front for at least the past 12 months. We’re seeing about the same thing, the same host of competitors out there, the same competitive dynamics. Our competition is primarily small companies. I think we’ve fared very well against these smaller competitors, although they’re still out there. The one large competitor that we have is the Star Parts product that Chrysler itself offers to its U.S. Chrysler dealers. Our renewal rates have stayed at about 70% for the Chrysler dealers.

So, while we have lost some Chrysler dealers, that situation has stabilized somewhat. And to some extent, we’ve got a large number of dealers, probably the majority of the installed base, that will continue to go with our product because our product has been known for accuracy, reliability, and stability. And that the larger dealers who do a large parts volume, the price that they pay for our product is small in comparison to the revenue and profit they generate from their parts and service operation. So, they’re not willing to jeopardize that by switching to another product because, again, we deliver the reliability and the performance and the accuracy that’s so important for them to sell those parts.

John Cristiano Analyst

Is the Chrysler product given away?

Alan Aldworth - ProQuest Company - Chairman, President and CEO

Yes.

John Cristiano Analyst

Okay. And this is my last question—.

Alan Aldworth - ProQuest Company - Chairman, President and CEO

But essentially, that’s true with—there’s a technology charge that Chrysler charges to all of the dealers. And this is one of the line items that they include within their technology charge, but they get charged for that whether they take the product or not. So, you could debate whether it’s free or not.

John Cristiano Analyst

My last question is just on how comfortable you are with your debt. You obviously mention that you maintain an investment grade, which is fine. And you obviously have the increase in cash flow to handle the debt. But, is debt pay-down going to be a priority—acquisitions? I guess if you could just lay out the priority for free cash.

Kevin G. Gregory - ProQuest Company - SVP and CFO

Well, we’ve laid out—the priorities for cash historically have been acquisitions, stock repurchase, pay-down of debts. At any given time, they obviously fluctuate based on the financial position of the company. We continue to look for acquisitions. I would say that we would be looking to make acquisitions if they fit with our strategy going forward. Obviously, to the extent that we don’t use the cash for acquisitions, we will be looking to pay down debt.

John Cristiano Analyst

And do you want—I don’t know if you would, talk about a pipeline of acquisitions at all? You think there’s still a lot out there for you to take a look at?

Alan Aldworth - ProQuest Company - Chairman, President and CEO

Yes, there is a big pipeline of acquisitions, but we’re going to continue to be very selective. We’ve got our plate full right now with the Voyager acquisition and Syncata on the Business Solutions side, so we don’t want to try to put too much through our bandwidth. But, we’ll continue to look at acquisitions this year, be very selective. And particularly the smaller tuck-in content kinds of acquisitions are the most attractive because they’re generally highly accretive. It’s more of a make or buy decision. And with our strong worldwide sales and marketing organization, we can add a lot of value to a small content acquisition.

Operator

Michael Meltz.

Michael Meltz - Bear Stearns - Analyst

Two quick questions for you. In your guidance, where you referred to organic growth or growth from I&L and the Business Solutions of 3% to 6%, is that organic or maybe can you just tell us what is organic there?

And secondly, I just may have scanned this quickly but, in the release, there’s a reconciliation from a disposed operation. And I’m just wondering, is that DMS that flowed into the fourth quarter, or is there something that you actually sold in the fourth quarter? Thank you.

Kevin G. Gregory - ProQuest Company - SVP and CFO

To answer the second questions first, that is DMS. It was basically the true up, if you will, of the sale of the DMS business. That was trued up, if you will, in the fourth quarter.

With regards to your first question—.

Alan Aldworth - ProQuest Company - Chairman, President and CEO

How much of the 3% to 6% is organic versus the year-over-year benefit from the acquisitions made in ’04.

Kevin G. Gregory - ProQuest Company - SVP and CFO

That will be acquisitions from ’04. And again, that number is excluding Voyager. But, excluding the acquisition—or the acquisitions probably add one, possibly two percentage points.

Michael Meltz - Bear Stearns - Analyst

That’s at I&L?

Alan Aldworth - ProQuest Company - Chairman, President and CEO

Yes.

Kevin G. Gregory - ProQuest Company - SVP and CFO

Yes. I&L.

Michael Meltz - Bear Stearns - Analyst

And so Business Solutions, the 3% to 6% includes Syncata?

Kevin G. Gregory - ProQuest Company - SVP and CFO

Yes, it will.

Michael Meltz - Bear Stearns - Analyst

So it’s flattish ex-Syncata? Is that the way to think about it?

Kevin G. Gregory - ProQuest Company - SVP and CFO

I would say that Syncata is in the 3 to 6, but it’s not significant enough to really move the needle, if you will.

Michael Meltz - Bear Stearns - Analyst

Okay. So, 3 to 6 from core businesses, and 1 to 2 of that is acquisition?

Kevin

Correct.

(OPERATOR INSTRUCTIONS.)

Mark Trinske - ProQuest Company - VP of Investor Relations

Well, I’d just like to thank everybody for participating in our call today. As we’ve said, the call will be available for replay on proquestcompany.com. And as always, please feel free to call us with any questions you might have and we’ll be glad to help you. Thanks very much.